Item 7(c)
                                  Exhibit (99)

                               Reserve Report from
                      Netherland, Sewell & Associates, Inc.

                                December 8, 1997


Mr. William E. Gross
Denbury Management, Inc.
17304 Preston Road, Suite 200
Dallas, Texas  75252

Dear Mr. Gross:

     In accordance with your request, we have estimated the proved reserves, as of January 1, 1998, to the combined interests of Denbury Management, Inc. (DMI) and Chevron U.S.A. Inc. (CUSA) in certain oil and gas properties located in the East Heidelberg and West Heidelberg Fields, Jasper County, Mississippi. These properties include those acquired from Lake Ronel Oil Company, Lawco Exploration Inc., and Deepwell Co. during 1997 and those currently being acquired from CUSA. This report has been prepared using constant prices and costs as set forth in this letter. Economics have been considered only to the extent necessary to establish the profitability of certain operations and to determine the economic limits of the wells.

     We estimate the net reserves to the combined interests of DMI and CUSA in the East Heidelberg and West Heidelberg Fields, as of January 1, 1998, to be:

                              Net Reserves
                      ----------------------------

                          Oil             Gas
    Category           (Barrels)         (MCF)
-----------------     -----------     ------------
Proved Developed
  Producing            9,824,707       1,057,655
  Non-Producing        4,246,437       1,496,865
Proved                16,487,090               0
Undeveloped
                      -----------     ------------

   Total Proved       30,558,234       2,554,520

     The oil reserves shown include crude oil and condensate. Oil volumes are expressed in barrels which are equivalent to 42 United States gallons. Gas volumes are expressed in thousands of standard cubic feet (MCF) at the contract temperature and pressure bases.

     The estimated reserves shown in this report are for proved developed producing, proved developed non-producing, and proved undeveloped reserves. This report does not include any probable or possible reserves which may exist for these properties.

     For the purposes of this report, a field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined. We have not investigated possible environmental liability related to the properties.

     Economic parameters have been considered, for the purposes of this report, only to the extent necessary to establish the profitability of certain operations and to determine the economic limits of the wells. As requested, oil prices used in this report are based on a NYMEX Cushing West Texas Intermediate price of $19.75 per barrel, adjusted by lease for gravity, transportation fees, and regional posted price differentials. The gas price used in this report is $2.50 per MCF. Oil and gas prices are held constant throughout the life of the properties.

     Lease and well operating costs are based on operating expense records of DMI and CUSA. For non-operated properties, these costs include the per-well overhead expenses allowed under joint operating agreements along with costs estimated to be incurred at and below the district and field levels. As requested, lease and well operating costs for the operated properties include only direct lease and field level costs. Headquarters general and administrative overhead expenses of DMI and CUSA are not included. Lease and well operating costs are held constant throughout the life of the properties. Capital costs are included as required for workovers, new development wells, and production equipment.

     We have made no investigation of potential gas volume imbalances which may have resulted from overdelivery or underdelivery to the DMI and CUSA interests. Therefore, our estimates of reserves do not include adjustments for the settlement of any such imbalances; our projections are based on DMI and CUSA receiving their net revenue interest share of estimated future gross gas production.

     The reserves included in this report are estimates only and should not be construed as exact quantities. They may or may not be recovered; if recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. The sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions included in this report due to governmental policies and uncertainties of supply and demand. Also, estimates of reserves may increase or decrease as a result of future operations.

     In evaluating the information at our disposal  concerning  this report,  we have excluded from our consideration all matters as to which legal or accounting, rather than engineering and geological, interpretation may be controlling. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geological data; therefore, our conclusions necessarily represent only informed professional judgments.

     The titles to the properties have not been examined by Netherland, Sewell & Associates, Inc., nor has the actual degree or type of interest owned been independently confirmed. The data used in our estimates were obtained from Denbury Management, Inc., Chevron U.S.A. Inc., and the nonconfidential files of Netherland, Sewell & Associates, Inc. and were accepted as accurate. We are independent petroleum engineers, geologists, and geophysicists; we do not own an interest in these properties and are not employed on a contingent basis. Basic geologic and field performance data together with our engineering work sheets are maintained on file in our office.

                                       Very truly yours,


                                       /s/ Fred Sewell
                                       --------------------
                                          Fred Sewell

DMA:MMD